Exhibit 99

Viad Corp Announces Third Quarter Results

Net Loss Per Share of $4.86 Loss Before Other Items Per Share of $0.20

PHOENIX--(BUSINESS WIRE)--October 23, 2009--Viad Corp (NYSE:VVI) today announced a third quarter 2009 net loss of $97.1 million, or $4.86 per diluted share. Viad’s loss before other items was $3.8 million, or $0.20 per diluted share, which excludes favorable resolution of tax matters, non-cash impairment charges and restructuring charges. This compares to the company’s prior guidance of a loss per share of $0.27 to $0.12 and 2008 third quarter income before other items of $0.70 per share.

  Revenues of $181.1 million were down $121.2 million (40.1%), reflecting negative show rotation of $70 million and the impact of the economic recession
  Segment operating loss of $2.7 million as compared to income of $26.1 million in the 2008 quarter, reflecting lower revenues, partially offset by ongoing cost-reduction efforts
  Net restructuring charges of $3.9 million pre-tax primarily related to reorganization activities, including consolidations
  Impairment charges of $111.4 million pre-tax primarily related to the non-cash write-down of goodwill and other intangible assets at GES (including Melville) and Becker Group
  Free cash flow of $17.5 million versus $51.7 million in the 2008 quarter, reflecting lower income and unfavorable working capital
  Cash and cash equivalents were $128.5 million at September 30, 2009
  Debt was $13.6 million, with a debt-to-capital ratio of 3.3% at September 30, 2009

Paul B. Dykstra, chairman, president and chief executive officer, said, “Our operating companies executed well during a difficult third quarter. Overall, revenues, operating results and income before other items were in line with prior guidance. However, we revised our future revenue and earnings outlook downward to reflect continued recessionary weakness in trade show and retail marketing spend, resulting in non-cash impairment charges of $111.4 million pre-tax.

“We continue to manage costs downward to mitigate revenue declines. We are beginning to realize efficiency savings from our Lean Transformation Initiatives at GES. Through improved labor processes, GES reduced direct costs as a percentage of revenue for variable cost savings of approximately $1.5 million since June.

“We are also making progress on our previously announced strategic reorganization. In the Marketing and Events Group, the consolidation of several facilities, fabrication, and installation and dismantling services is underway. Primarily as a result of our reorganization, we recorded pre-tax restructuring charges of $3.9 million in the third quarter and anticipate additional charges of approximately $7 million in the fourth quarter. Our reorganization activities will continue into next year. Once fully implemented, we expect to realize aggregate annual savings of more than $15 million, including more than $10 million in savings from our 2009 reorganization-related restructuring activities.”

Non-Cash Impairment Charges

During the 2009 third quarter, Viad revised downward its outlook for future revenues and earnings in its Marketing and Events Group based on a sharper than expected decline in retail holiday décor demand and continued declines in trade show marketing spend. As a result, Viad is now projecting a more prolonged contraction in its trade show and retail marketing revenues than previously anticipated.

Accordingly, Viad performed a preliminary impairment evaluation of goodwill and other intangible assets. Based on this preliminary evaluation, management determined that impairment charges were necessary and recorded non-cash charges of $111.4 million pretax ($94.2 million after-tax, or $4.71 per share) primarily related to goodwill and other intangible assets in its Marketing and Events Group, including $95.7 million pre-tax at GES (including Melville) and $15.7 million pre-tax at Becker Group. Management intends to finalize the impairment evaluation during the fourth quarter.

Viad uses a discounted cash flow methodology to estimate the fair value of its reporting units and its intangible assets, which requires estimates and assumptions regarding expected future cash flows, terminal values and a discount rate. The estimates and assumptions are based on historical experience, financial forecasts and industry trends and conditions and have inherent uncertainties. Different assumptions could lead to materially different results.

Third Quarter 2009 Business Unit Highlights Viad’s Marketing and Events Group

($ in millions)	Q3 2009	Q3 2008	Change

Segment revenues:
GES Exposition Services (GES)	$106.6	$203.3	$(96.7)	-47.6%
Experiential Marketing Services*	28.0	48.6	(20.5)	-42.3%
Group Total	$134.7	$251.8	$(117.2)	-46.5%
Segment operating income (loss):
GES	$(14.4)	$7.9	$(22.3)	**
Experiential Marketing Services	(7.9)	(3.6)	(4.3)	**
Group Total	$(22.2)	$4.3	$(26.6)	**
Segment operating margins:
GES	-13.5%	3.9%	**
Experiential Marketing Services	-28.0%	-7.4%	**
Group Total	-16.5%	1.7%	**

* Includes Exhibitgroup/Giltspur (EG) and Becker Group.

** Change is greater than +/- 100 percent or 1,000 basis points.

Note: Totals, changes and percentages presented above were calculated using dollars in thousands.

Dykstra said, “The expected declines in our Marketing and Events Group were driven primarily by negative show rotation of $58 million at GES and $12 million at EG, as well as continued declines in exhibitor spending. GES’ base same show revenues were down 25 percent, as compared to 27 percent during the 2009 second quarter. EG’s revenues were also negatively impacted by lower demand from its shopping center clients. Unfavorable currency translation reduced year-on-year revenues by approximately $2 million at GES and $1 million at EG. Additionally, GES’ 2009 third quarter segment operating results included a loss of $1.8 million related to the rationalization of certain excess inventories in connection with ongoing Lean Transformation Initiatives and corporate reorganization activities.”

“I am encouraged by the cost structure improvements the Marketing and Events Group has achieved. As a result of headcount reductions, facility consolidations, tight control over discretionary spending and other actions, we have realized year-to-date overhead cost savings of nearly $30 million at GES and over $6 million in the Experiential Marketing Services segment as compared to 2008.”

Viad’s Travel and Recreation Group*

($ in millions)	Q3 2009	Q3 2008	Change

Segment revenues	$46.5	$50.5	$(4.0)	-8.0%
Segment operating income	$19.5	$21.7	$(2.2)	-10.0%
Segment operating margins	42.1%	43.0%	(90)	bps

* Includes Brewster and Glacier Park. Note: Changes and percentages presented above were calculated using dollars in thousands.

Dykstra said, “Excluding a $1.4 million revenue decline due to unfavorable foreign currency translation versus the prior year, revenues for this segment were off roughly 5 percent from a year ago due mainly to an overall reduction in tourism demand, particularly from long-haul group business. Brewster and Glacier Park both successfully executed a strategy that focused on drawing visitors from their local and regional markets in order to help offset lower group business.”

2009 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “Although same-show revenue declines appear to be stabilizing, exhibitor spending remains significantly lower than prior year and clients are delaying decisions on projects, resulting in fewer opportunities for short-term bookings in the 2009 fourth quarter. Additionally, our retail clients have substantially reduced their décor budgets for this holiday season. Therefore, we are revising our 2009 guidance to reflect a more cautious revenue outlook for the fourth quarter.

“Though the general economy is beginning to show signs of improvement, the trade show industry lags macro economic trends. As evidenced by our strong results in 2008, we were slow to follow into the recession, and we expect to lag the broader economic rebound. It remains unclear what impact the economy will have on our business in 2010, and we are anticipating a challenging year and expect continued pressures on trade show and retail marketing spending. However, we do expect to see some bright spots. Brewster should benefit from greater in-market visitation as a result of the 2010 Olympic Games in Vancouver. Also, Glacier National Park will celebrate its centennial next year, and Glacier Park, Inc.’s 2010 advance bookings are already trending ahead of normal pace. We will continue to improve our cost structure, increase productivity and deliver high-quality customer service.

“Clearly the fourth quarter will be difficult. We are focused on delivering the best results possible this year and positioning the company for improved profitability in 2010. Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors, especially in the weakened economic environment.”

Full Year 2009 Guidance

2009 full year loss before other items is currently expected to be in the range of $0.26 to $0.16 per share, as compared to 2008 income before other items of $2.30 per share and the company’s prior guidance for income of $0.34 to $0.59 per share. Note that the comparative amounts presented for 2008 and prior guidance have been revised to conform to the company’s new definition of income before other items, which now also excludes net restructuring charges.

(per diluted share)		2009 Prior Guidance
	2008	Low End	High End
Prior definition of income before other items	$2.28	$0.25	$0.50
Net restructuring charges (after-tax)	0.02	0.09	0.09
New definition of income before other items	$2.30	$0.34	$0.59

  Revenue is expected to decrease by 28 percent to 30 percent from 2008 revenues of $1.1 billion.
    GES revenue is expected to decrease by 30 percent to 32 percent driven primarily by negative annual show rotation revenue of about $85 million, unfavorable currency translation of approximately $19 million and same-show revenue declines of roughly 22 percent.
    Experiential Marketing Services revenue is expected to decline by 26 percent to 29 percent driven by unfavorable currency translation of approximately $8 million and reductions in existing client spend, partially offset by new business wins.
    Travel and Recreation Group revenue is expected to decrease by 13 percent to 14 percent driven by unfavorable currency translation of approximately $4 million and declines in tourism spending.
  Operating income is expected to be in the range of breakeven to $3 million as compared to 2008 operating income of $82.0 million, reflecting the decline in revenues, partially offset by overhead cost reductions of more than $40 million.
    GES operating income is expected to be in the range of $500,000 to $2 million, reflecting the revenue declines partially offset by reductions in overhead costs of approximately $33 million.
    Experiential Marketing Services operating loss is expected to be in the range of $17 million to $15.5 million, reflecting the revenue decline, partially offset by reductions in overhead costs of approximately $8 million.
    Travel and Recreation Group operating income is expected to be in the range of $16 million to $16.5 million, with operating margins of approximately 22 percent.

  Exchange rates for the remainder of the year are assumed to approximate $0.93 U.S. Dollars per Canadian Dollar and $1.65 U.S. Dollars per British Pound. Currency translation is expected to negatively impact income per share by approximately $0.11 per share versus 2008.
  Net interest income is expected to be approximately $0.08 per share lower than 2008.
  Restructuring charges (not included in guidance) are anticipated to approximate $0.42 per share for the year, including $0.21 per share recorded in the year-to-date. These charges relate primarily to the company’s efforts to streamline operations through its previously announced strategic reorganization.
  The effective tax rate on income before other items is assumed to be 40 percent, as compared to the 2008 effective tax rate on income before other items of 37.4 percent.
  Annual show rotation, which refers to shows that occur less frequently than annually, is expected to negatively impact full year revenues by approximately $85 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.
    First quarter show rotation was negative $31 million at GES.
    Second quarter show rotation was neutral, reflecting positive $12 million at EG and negative $12 million at GES.
    Third quarter show rotation was negative $70 million, including $58 million at GES and $12 million at EG.
    Fourth quarter show rotation is expected to positively impact revenues by approximately $5 million at GES.

Fourth Quarter 2009 Guidance

For the fourth quarter, Viad’s loss per diluted share is expected to be in the range of $0.50 to $0.40, as compared to 2008 fourth quarter income before other items of $0.18 per share.

  Revenue is expected to be in the range of $150 million to $165 million as compared to the 2008 amount of $205.8 million. The declines from 2008 are expected to be driven primarily by recessionary declines in trade show marketing and retail holiday décor spend. Foreign currency translation is not expected to have a meaningful impact on year-over-year revenues.
  Segment operating loss is expected to be in the range of $13.8 million to $10.8 million, as compared to segment operating income of $6.3 million in the 2008 quarter.

Implicit within this guidance, are the following segment revenue and operating income expectations.

($ in millions)	Segment Revenue			Segment Operating Income (Loss)
	Low End		High End	Low End		High End

GES	$105.0	to	$115.0	$(6.3)	to	$(4.8)
Experiential Marketing Services	$40.0	to	$45.0	$(4.5)	to	$(3.0)
Travel and Recreation	$5.0	to	$6.0	$(3.4)	to	$(2.9)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2009 results on Friday, October 23, 2009 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-8270 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Revenues (Note A)	$181,125	$302,362	$(121,237)	-40.1%	$635,639	$915,019	$(279,380)	-30.5%

Segment operating income (loss) (Note A)	$(2,690)	$26,062	$(28,752)	**	$13,785	$75,721	$(61,936)	-81.8%
Corporate activities	(2,024)	(2,659)	635	23.9%	(4,230)	(7,312)	3,082	42.1%
Restructuring recoveries (charges) (Note B)	(3,867)	124	(3,991)	**	(6,797)	124	(6,921)	**
Impairment charges (Note C)	(111,356)	-	(111,356)	**	(111,356)	-	(111,356)	**
Net interest income (expense)	(276)	379	(655)	**	(728)	1,254	(1,982)	**
Income (loss) from continuing operations before income taxes	(120,213)	23,906	(144,119)	**	(109,326)	69,787	(179,113)	**
Income tax (expense) benefit (Note D)	23,947	(6,235)	30,182	**	19,735	(22,532)	42,267	**
Income (loss) from continuing operations	(96,266)	17,671	(113,937)	**	(89,591)	47,255	(136,846)	**
Loss from discontinued operations (Note E)	-	-	-	**	-	(210)	210	**
Net income (loss)	(96,266)	17,671	(113,937)	**	(89,591)	47,045	(136,636)	**
Net income attributable to noncontrolling interest	(867)	(913)	46	5.0%	(640)	(669)	29	4.3%
Net income (loss) attributable to Viad	$(97,133)	$16,758	$(113,891)	**	$(90,231)	$46,376	$(136,607)	**

Diluted income (loss) per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.25	$(6.77)	**
Loss from discontinued operations attributable to Viad common shareholders	-	-	-	**	-	(0.01)	0.01	**
Net income (loss) attributable to Viad common shareholders	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.24	$(6.76)	**

Basic income (loss) per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.25	$(6.77)	**
Loss from discontinued operations attributable to Viad common shareholders	-	-	-	**	-	(0.01)	0.01	**
Net income (loss) attributable to Viad common shareholders	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.24	$(6.76)	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,981	20,294	(313)	-1.5%	19,950	20,253	(303)	-1.5%

Weighted-average outstanding and potentially dilutive shares	19,981	20,650	(669)	-3.2%	19,950	20,662	(712)	-3.4%

** Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Reportable Segments
	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Revenues:
Marketing & Events Group:
GES Exposition Services	$106,612	$203,278	$(96,666)	-47.6%	$444,672	$676,598	$(231,926)	-34.3%
Experiential Marketing Services	28,044	48,570	(20,526)	-42.3%	121,405	158,227	(36,822)	-23.3%
Subtotal	134,656	251,848	(117,192)	-46.5%	566,077	834,825	(268,748)	-32.2%
Travel & Recreation Group	46,469	50,514	(4,045)	-8.0%	69,562	80,194	(10,632)	-13.3%
	$181,125	$302,362	$(121,237)	-40.1%	$635,639	$915,019	$(279,380)	-30.5%

Segment operating income (loss):
Marketing & Events Group:
GES Exposition Services	$(14,382)	$7,941	$(22,323)	**	$6,828	$57,745	$(50,917)	-88.2%
Experiential Marketing Services	(7,856)	(3,594)	(4,262)	**	(12,480)	(5,770)	(6,710)	**
Subtotal	(22,238)	4,347	(26,585)	**	(5,652)	51,975	(57,627)	**
Travel & Recreation Group	19,548	21,715	(2,167)	-10.0%	19,437	23,746	(4,309)	-18.1%
	$(2,690)	$26,062	$(28,752)	**	$13,785	$75,721	$(61,936)	-81.8%

Operating margins:
Marketing & Events Group:
GES Exposition Services	-13.5%	3.9%	NM		1.5%	8.5%	(700) bps
Experiential Marketing Services	-28.0%	-7.4%	NM		-10.3%	-3.6%	(670) bps
Subtotal	-16.5%	1.7%	NM		-1.0%	6.2%	(720) bps
Travel & Recreation Group	42.1%	43.0%	(90) bps		27.9%	29.6%	(170) bps
	-1.5%	8.6%	NM		2.2%	8.3%	(610) bps

** Change is greater than +/- 100 percent.

(B)

Restructuring Charges and Recoveries — In the third quarter of 2009, Viad recorded restructuring charges of $5.2 million ($3.2 million after-tax) primarily related to facility consolidations and other reorganization activities. Also in the third quarter of 2009, Viad reversed $1.3 million ($789,000 after-tax) of restructuring reserves. Additionally, in the first and second quarters of 2009, Viad had recorded charges of $2.9 million ($1.8 million after-tax) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur, the consolidation of certain leased office space and headcount reductions. In the third quarter of 2008, Viad recorded restructuring recoveries of $42,000 ($26,000 after-tax) relating to its corporate leased office space and $82,000 ($49,000 after-tax) for reversed restructuring reserves.

(C)

Impairment Charges — In the third quarter of 2009, Viad recorded impairment charges of $111.4 million ($94.2 million after-tax) primarily related to goodwill and other intangible assets in its Marketing and Events Group, including $95.7 million ($82.7 million after-tax) at GES (including Melville) and $15.7 million ($11.5 million after-tax) at Becker Group.

(D)

Income Taxes — Income tax expense/benefit includes the favorable resolution of tax matters of $3.3 million and $2.3 million in the third quarters of 2009 and 2008, respectively, and $3.3 million and $3.2 million in the nine months ended September 30, 2009 and 2008, respectively.

(E)

Loss from Discontinued Operations — In the second quarter of 2008, Viad recorded a loss from discontinued operations of $210,000 (after-tax) related to certain obligations associated with previously sold operations.

(F)

Income per Common Share — In the first quarter of 2009, Viad adopted the provisions of FSP EITF 03-6-1 (subsequently codified into FASB Accounting Standards Codification Topic 260) which affects Viad's calculation of income per common share using the two-class method. Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Net income (loss) attributable to Viad	$(97,133)	$16,758	$(113,891)	**	$(90,231)	$46,376	$(136,607)	**
Less: Allocation to nonvested shares	-	(367)	367	**	-	(1,014)	1,014	**
Net income (loss) allocated to Viad common shareholders	$(97,133)	$16,391	$(113,524)	**	$(90,231)	$45,362	$(135,593)	**

Weighted-average outstanding shares	19,981	20,294	(313)	-1.5%	19,950	20,253	(303)	-1.5%

Basic income (loss) per common share attributable to Viad common shareholders	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.24	$(6.76)	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$(97,133)	$16,758	$(113,891)	**	$(90,231)	$46,586	$(136,817)	**
Impairment charges, net of tax	94,178	-	94,178	**	94,178	-	94,178	**
Restructuring charges (recoveries), net of tax	2,415	(75)	2,490	**	4,231	(75)	4,306	**
Favorable resolution of tax matters	(3,297)	(2,324)	(973)	-41.9%	(3,297)	(3,177)	(120)	-3.8%
Income (loss) before other items	$(3,837)	$14,359	$(18,196)	**	$4,881	$43,334	$(38,453)	-88.7%

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$(4.86)	$0.81	$(5.67)	**	$(4.52)	$2.25	$(6.77)	**
Impairment charges, net of tax	4.71	-	4.71	**	4.72	-	4.72	**
Restructuring charges (recoveries), net of tax	0.12	-	0.12	**	0.21	-	0.21	**
Favorable resolution of tax matters	(0.17)	(0.11)	(0.06)	-54.5%	(0.17)	(0.15)	(0.02)	-13.3%
Income (loss) before other items	$(0.20)	$0.70	$(0.90)	**	$0.24	$2.10	$(1.86)	-88.6%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Adjusted EBITDA:
Net income (loss) attributable to Viad	$(97,133)	$16,758	$(113,891)	**	$(90,231)	$46,376	$(136,607)	**
Loss from discontinued operations	-	-	-	**	-	210	(210)	**
Impairment charges	111,356	-	111,356	**	111,356	-	111,356	**
Interest expense	378	430	(52)	12.1%	1,223	1,308	(85)	6.5%
Income tax expense (benefit)	(23,947)	6,235	(30,182)	**	(19,735)	22,532	(42,267)	**
Depreciation and amortization	7,845	7,544	301	-4.0%	21,380	21,388	(8)	0.0%
Adjusted EBITDA	$(1,501)	$30,967	$(32,468)	**	$23,993	$91,814	$(67,821)	-73.9%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2009	2008	$Change	% Change	2009	2008	$Change	% Change

Free Cash Flow (Outflow):
Net cash provided by operating activities	$22,287	$59,032	$(36,745)	-62.2%	$1,643	$52,265	$(50,622)	-96.9%
Less:
Capital expenditures	(3,947)	(6,533)	2,586	39.6%	(18,727)	(32,049)	13,322	41.6%
Dividends paid	(822)	(834)	12	1.4%	(2,470)	(2,491)	21	0.8%
Free cash flow (outflow)	$17,518	$51,665	$(34,147)	-66.1%	$(19,554)	$17,725	$(37,279)	**

** Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Carrie Long
Investor Relations
602-207-2681
clong@viad.com